AGREEMENT OF SALE AND PURCHASE
                         ------------------------------

      THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") made as of the 8th day of July, 1997, by and between JERRY'S MARINE SERVICE OF FORT LAUDERDALE, INC. ("Seller") Florida corporation, and HIREL HOLDINGS, INC., a Florida corporation and/or its nominees or assigns ("Purchaser").

                             W I T N E S S E T H:

      WHEREAS, Seller is the owner and holder of the fee simple title to that certain parcel of real property legally described on EXHIBIT "A" attached hereto and made a part hereof, together with all easements, rights-of-way, privileges, appurtenances and rights to same, belonging to and inuring to the benefit of said real property; all strips and gores, if any; all right title and interest, if any, of Seller in and to any land lying in the bed of any street, road, avenue, open or proposed, in front of or adjoining said property at the center line thereof, and all right, title and interest of Seller in and to any awards made or to be made in lieu thereof, and in and to any unpaid awards for damage to said property by reason of change of grade of any street ("Land"); and

      WHEREAS,   Seller   operates  the  Land  with  all  structures  and  other
improvements located thereon, which has street address of 100 S.W. 16th Street, Fort Lauderdale, Florida (hereinafter sometimes referred to as "Complex"); and

      WHEREAS, Seller is the owner of the following "Personal Property," to-wit:
(i) all furniture, furnishings, fixtures, appliances, inventory, supplies, equipment, chattels, heating, ventilating and air conditioning system(s) and other articles of personal property placed on, attached to or used in connection with the Complex; (ii) all licenses, franchises, certificates of occupancy and other permits relating to the operation and maintenance of the Complex; and
(iii) all permits, licenses, soil tests, engineering plans, reports, studies and any and all other documents which Seller may have or may have the right to obtain pertaining to the "Subject Property," as hereinafter defined, ("Documents"); and

      WHEREAS, the Land, Personal Property and all right, title and interest to the Complex, together with all of the rights and appurtenances appertaining thereto, are hereinafter collectively referred to as the "Subject Property;" and

      WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement of even date herewith ("Asset Agreement") whereby Buyer has contracted to purchase from Seller and Jerry's Marine Service, Inc. certain assets (which assets include the Subject Property),

      WHEREAS, Purchaser desires to purchase the Subject Property from Seller and Seller desires to sell the Subject Property to Purchaser, all for the price and pursuant to the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

      1. RECITATION. The recitations set forth in the preamble of this Agreement are true and correct and are incorporated herein by this reference.

      2. SALE OF SUBJECT PROPERTY. Seller shall sell, transfer, assign and convey to Purchaser at the "Closing," as hereinafter defined, the Subject Property, and Purchaser shall accept such conveyance, subject to the conditions hereof and upon the representations and warranties herein made.

      3.    PURCHASE PRICE.

            3.1 The Purchase Price to be paid by Purchaser to Seller for the Subject Property ("Purchase Price") is part of and included within the purchase price to be paid pursuant to the Asset Agreement. 3.2 At the closing, the Purchaser shall pay to the Seller the entire Purchase by wire transfer, subject to prorations, adjustments and credits as hereinafter set forth.

      4. PERMITTED ENCUMBRANCES. At Closing, Seller shall deliver the Land by Statutory Warranty Deed ("Deed") in proper form for recording, together with all documentary stamps attached thereto, conveying good, marketable and insurable title to the Subject Property, free and clear of all liens, claims, easements, limitations, restrictions or encumbrances whatsoever, except for the following "Permitted Encumbrances," to wit:

            (a) Ad valorem real estate taxes for the year of Closing and subsequent years not yet due and payable; and

            (b) Zoning restrictions and prohibitions imposed by governmental authority; and

            (c) Restrictions and other matters appearing on the plat or otherwise common to the subdivision.

      5. TITLE. Within fifteen (15) days following the date of the execution of this Agreement, ("Title Delivery Date"), Seller shall, at its expense, cause to be delivered to Purchaser's counsel, John L. Shiekman, Esquire, of the law firm of Ruden, McClosky, Smith, Schuster & Russell, P.A., a copy of Seller's existing title insurance policy, if available, covering the Subject Property and a complete abstract of title covering the Subject Property brought current to the date hereof ("Abstract") (Seller's existing title insurance policy and the Abstract being hereinafter collectively referred to as the "Seller's Title Evidence"). Seller represents and Seller's Title Evidence will show Seller's title to the Subject Property to be good, marketable and insurable (and will show that the Subject Property has direct ingress and egress from a paved publicly dedicated right-of-way).

      On or prior to the Title Delivery Date, Seller shall pay for and deliver to the Purchaser an up-to-date survey of the Land ("Survey") prepared and signed under seal by a surveyor licensed by the State of Florida in accordance with the Minimum Technical Standards set forth in rules adopted by the Florida Board of Land Surveyors pursuant to Florida Statutes 472.027 dated not more than thirty
(30) days prior to the Title Delivery Date. Said Survey shall show the number of net acres contained in the Land, and a legal description thereof. In addition, such Survey shall overlay all easements (temporary or permanent), rights-of-way and other matters affecting title to the Land as of the date of execution of this Agreement. If the Survey reveals any encroachments upon the Land or that any improvements on the Land encroach onto adjacent property, said encroachments shall be treated as a title defect hereunder.

      Purchaser shall have twenty (20) business days from receipt of the last of the Seller's Title Evidence in which to examine same ("Initial Title Review Period"). In the event that Purchaser is not satisfied with the status of title with respect to the Land for any reason (including an objection as to any of the Permitted Encumbrances), Purchaser shall have the right to terminate this Agreement upon delivery of written notice to Seller prior to the end of the Initial Title Review Period, whereupon the parties shall be released of all further obligations each to the other under this Agreement. Additionally, if Purchaser does not elect to terminate this Agreement as provided in the preceding sentence and if title is found to be subject to any matters other than the Permitted Encumbrances, Purchaser shall within said Initial Title Review Period, notify Seller in writing specifying the defects. Seller shall have sixty
(60) days from receipt of such notice to cure the defect and if after said sixty
(60)-day period Seller shall not have cured such defect after a diligent and good faith effort to do so, then the provisions of Paragraph 16.2 shall be applicable.

      6. REPRESENTATIONS AND WARRANTIES. As a material inducement to Purchaser to execute this Agreement and to close the transaction contemplated hereby and to pay the Purchase Price therefor, Seller covenants, represents and warrants to Purchaser as follows, to wit:

            (a) Seller has the full right, power and authority to own, operate and convey the Subject Property, and does not need any further consents, joinders or other authorization from any governmental or private entity, corporation, partnership, firm individual or other entity to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.

            (b) To the best of Seller's knowledge and belief, neither the entering into this Agreement nor the Closing will constitute a violation or breach by Seller of any contract, agreement, understanding or instrument to which it is a party or by which Seller or the Subject Property is subject or bound; of any judgment, order, writ, injunction or decree issued against or imposed upon them; or will result in the violation of any applicable law, order, rule or regulation of any governmental or quasi-governmental authority.

            (c) At Closing, no work shall have been performed or be in progress and no materials or services shall be furnished with respect to the Subject Property or any portion thereof which could give rise to any mechanic's, materialmen or other liens. At Closing, Seller shall furnish to Purchaser an affidavit attesting to the absence of any such liens or potential liens (if there are no such liens) to permit the Title Company to delete the mechanic's lien standard preprinted exception.

            (d) Seller is not a party to and the Subject Property is not affected by any service, maintenance, property management or any other contracts or other agreements of any kind in connection with the Subject Property, except as set forth on EXHIBIT "B" attached hereto and made a part hereof ("Service Contracts").

            (e) There is no condemnation or eminent domain proceeding pending with respect to any portion of the Subject Property and Seller has received no notice, nor has any knowledge of, any pending or contemplated condemnation proceeding which could affect any portion of the Subject Property.

            (f) Seller is neither a "foreign person" nor a "foreign corporation" (as those terms are defined in Section 7701 of the Internal Revenue Code of 1954, as amended).

            (g) Subsequent to the execution of this Agreement through and including the Closing, the Subject Property will be kept in its present condition and all reasonable repairs and maintenance required with respect to the Subject Property will be made.

            (h) There are no legal actions, suits or other legal or administrative proceedings pending or, to the best of Seller's knowledge and belief, threatened against the Subject Property or Seller and Seller is not aware of any facts which might result in any such action, suit or other proceeding.

            (i) There are no leases, use rights or other rights of occupancy which affect the Subject Property, and there will be no leases, use rights or other rights of occupancy affecting the Subject Property at Closing.

            (j) Seller owns good, marketable and insurable fee simple title to the Subject Property and shall be conveyed to Purchaser, free and clear of all liens, claims and encumbrances, subject to the Permitted Encumbrances.

            (k) To the best of Seller's knowledge and belief, except for the right of Purchaser to acquire the Subject Property pursuant to this Agreement, no other person, firm or entity has any right to acquire all or any portion of the Subject Property or any interest therein.

                  The representations, warranties and agreements made in this Agreement shall be deemed to apply as of the date of execution of this Agreement and shall be construed as continuing warranties, representations and agreements which shall survive the Closing.

      7. COVENANTS OF SELLER. As a material inducement to Purchaser entering into this Agreement, Seller hereby covenants unto Purchaser the following, to wit:

            (a) Immediately after executing this Agreement, Seller will furnish, or cause to be furnished, to Purchaser any documents and other information requested by Purchaser with respect to the Subject Property which Seller has in its possession or has a right to possess (without payment of additional fees therefor), including, but not limited to, the Documents; and

            (b) Purchaser, its agents, employees and representatives shall have access to the Subject Property at all times subsequent to the date of execution of this Agreement with full right to: (i) inspect the Subject Property; (ii) review, inspect, copy and analyze all books, records and other financial information and data of Seller with respect to the Subject Property and the operation thereof, and (iii) to conduct all tests thereon including, but not limited to, soil borings and hazardous waste studies, and to make such other examinations with respect thereto as Purchaser, its counsel, licensed engineers, surveyors or other representative may deem necessary or desirable. Any entry on or to the Subject Property by Purchaser or its authorized representatives pursuant to the provisions hereof shall be at the risk of Purchaser and Purchaser hereby agrees to indemnify and hold harmless Seller from all damage to the Subject Property or resulting from Purchaser's inspections. Notwithstanding anything contained herein to the contrary, in the event during the course of the inspections performed by, through or under Purchaser, environmental contamination is discovered, then in that event the indemnification of Purchaser to Seller as contemplated by this Paragraph 7(b) shall not include any costs associated with the clean-up of such environmental contamination; and

            (c) Seller agrees to promptly furnish Purchaser with all necessary authorizations to make searches of records of applicable governmental authorities; and

            (d) Seller shall not enter into any contracts for sale with regard to the Complex during the term of this Agreement.

      8. CONDITION OF PURCHASER'S OBLIGATIONS. The parties hereto acknowledge that Purchaser, as of the date of the execution of this Agreement, has not yet had an opportunity to review, examine, evaluate or otherwise satisfy itself with respect to the soil condition, environmental condition, engineering inspections of the Complex and the terms and provisions of the Service Contracts. In that regard, Purchaser shall have a period of time ("Inspection Period") which is the latter of: (a) sixty (60) days following the date of the execution of this Agreement; or (b) thirty (30) days following Purchaser's receipt of the Title

Evidence; or (c) twenty (20) business days following Purchaser's receipt of true, complete and correct copies of the Service Contracts, in which to conduct any and all inspections, examinations, due diligence and other inquiries deemed necessary or desirable by Purchaser, its agents, employees and professionals. If, prior to 5:00 p.m. on a date ("Inspection Completion Date") which is the end of the Inspection Period, Purchaser determines that the Subject Property is unacceptable to Purchaser, Purchaser shall have the unconditional right to give notice to Seller electing to terminate this Agreement, provided such notice is delivered no later than 5:00 p.m. on the Inspection Completion Date. Notwithstanding the foregoing however, in the event Purchaser has not completed its environmental inspections or finds the environmental inspections of the Complex to be unacceptable and Purchaser does not elect to terminate this Agreement as contemplated by this Paragraph 8, then in that event the terms and provisions of Paragraph 9 hereof shall control. Seller shall not be entitled to and is hereby estopped from objecting to the good faith determination of the Purchaser with respect to its evaluation as set forth in this Paragraph 8. In the event that such written notice is given by the Purchaser prior to 5:00 p.m. on the Inspection Completion Date, then, in that event, this Agreement shall terminate, and neither party shall have any further rights or obligations each to the other under this Agreement. In the event the Purchaser does not elect, in writing, to terminate this Agreement pursuant to this Paragraph 8 on or before 5:00 p.m. on the Inspection Completion Date, then the condition set forth herein shall be deemed satisfied and the remainder of this Agreement shall remain in full force and effect according to its terms. The provisions of this Paragraph 8 shall prevail over any other Section or Paragraph of this Agreement in the event of any conflict or ambiguity.

      9. ENVIRONMENTAL INSPECTIONS. In the event a Phase I environmental report obtained by Purchaser in connection with its environmental inspections of the Subject Property indicates that additional testing is required in order to quantify the status of the environmental condition of the Subject Property (including a Phase II environmental audit), then in that event the Inspection Completion Date shall be the earlier to occur of: (i) ten (10) business days following receipt of a report evidencing the additional testing performed; or
(ii) sixty (60) days following the Inspection Completion Date.

      10. THE CLOSING. The closing of title hereunder ("Closing") shall take place at the office of Ruden, McClosky, Smith, Schuster & Russell, P.A., 200 East Broward Boulevard, Fort Lauderdale, Florida 33302 ("Closing Location") commencing at 10:00 a.m. on the later to occur of (i) the "Closing Date" under the Asset Agreement (as such term is defined therein) ("Asset Closing Date"), or
(ii) ninety (90) days following the date of execution of this Agreement (unless extended by other provisions of this Agreement). The later of (i) and (ii) shall be defined hereunder as the Closing Date. Unless the Seller provides the documents and instruments in proper form and content required by the Title Company which will enable the Title Company to issue at Closing an ALTA Form B owner's title insurance policy ("Title Policy") with respect to the Subject Property, subject only to the Permitted Encumbrances, deleting: (i) all matters arising between the effective date of the Commitment and recordation of the Deed vesting fee simple title to the Subject Property in Purchaser; (ii) all preprinted exceptions contained in the Commitment issued to Purchaser with respect to the Subject Property; and (iii) all Schedule B Section 1 requirements set forth in the Commitment, there shall be an escrow closing ("Title Escrow").

Pursuant to the Title Escrow, the Deed shall be recorded and evidence of title continued at Seller's expense, to show title in Purchaser, subject only to the Permitted Encumbrances and the Purchase Price and other closing documents (other than the Deed) shall be held in escrow by Escrow Agent for a period of not longer than seven (7) business days following the Closing ("Review Period"). If title is found not to be good, marketable and insurable subject only to the Permitted Encumbrances, then Purchaser's attorney shall notify Seller or Seller's attorney in writing, within said Review Period specifying the defect(s). Seller shall have sixty (60) days from receipt of such notice to cure such defect and if after said sixty (60) day period Seller shall not have cured such defect after a diligent and good faith effort to do so, then the provisions of Paragraph 16.2(b) shall be applicable. In the event Purchaser elects to terminate this Agreement (as provided in Paragraph 16.(b) and to receive the return of any monies paid into the Title Escrow, then simultaneously with such return to Purchaser, Purchaser shall vacate and reconvey the Subject Property to Seller by special warranty deed. Seller agrees to execute, acknowledge and deliver any instrument or affidavit as shall be required by the Title Company in order for it to issue the Title Policy subject only to the Permitted Encumbrances.

      11. PRORATIONS AND ADJUSTMENTS. Special assessment liens which have been certified and physically commenced (certified liens) as of the Closing shall be paid in full by Seller (and discharged such that the Subject Property is free of same) at the Closing. Special assessment liens which have been authorized, but where work has not been commenced and are pending (pending liens) as of the Closing shall be assumed by Purchaser.

      Real property taxes are to be prorated on a daily basis between Seller and Purchaser as of midnight on the date of the Closing. Real property taxes shall be prorated on the basis of the then current year's tax, if known. If the Closing shall occur at a date when the then current year's taxes are not fixed, and the current year assessment is available, taxes will be prorated based upon such assessment and the prior year's millage. If the current year's assessment is not available, then taxes will be prorated upon the basis of the taxes for the most recent calendar year; provided, however, any tax proration based upon an estimate may at the request of either party be promptly readjusted when the current taxes are ascertained, and a statement to that effect is to be set forth on the Closing statement.

      All insurance (if not short rated by the Purchaser), water and sewer charges and all other apportionable operating costs, revenues, charges and expenses with respect to the Subject Property shall be prorated on a daily basis as of the Closing Date. Utilities shall be read on the Closing Date and the bills to such date paid by Seller. Seller shall be responsible for all operating expenses for the period prior to Closing. All prepaid deposits for insurance, utilities, etc. shall, at Purchaser's option, either be: (i) refunded to Seller at the Closing; or (ii) transferred to Purchaser in which event the proportionate amount thereof shall be credited to Seller. In the event Purchaser shall elect not to continue the present insurance coverage on the Subject Property, such coverage shall be terminated as of the Closing and there shall be no proration of the insurance premium.

      The provisions of this Paragraph 11 shall survive the Closing.

      12. BROKERAGE. The parties hereto each represent to the other that there are no brokers that are or were instrumental in the negotiation and/or consummation of this transaction. Seller and Purchaser hereby indemnify and hold each other harmless from and against any costs, fees, damages, claims and liabilities, including, but not limited to, reasonable attorneys' and paralegals' fees arising out of any claim or demand or threats of claim made by any broker or salesmen claiming by reason of its relationship with the offending party or its representatives, employees or agents, whether incurred by settlement and whether or not litigation results in all trial, arbitration and appellate levels. The provisions of this Paragraph shall survive the Closing or earlier termination of this Agreement.

      13. CLOSING COSTThe costs of recording any corrective instruments, the costs of all documentary stamps on the deed of conveyance and all costs incurred with respect to the Seller's Title Evidence shall be paid by Seller. The cost of recording the Deed and the cost of the Title Policy shall be paid by Purchaser.

      Except in the event of a default hereunder, the parties shall each bear their own respective attorneys fees.

      14.   DOCUMENTS TO BE DELIVERED.

            (a) At the Closing, simultaneously with the payment of the Purchase Price by Purchaser to Seller, Seller shall deliver or cause to be delivered to Purchaser the following, to-wit:

                  i. A  Warranty  Deed  conveying  the fee  simple  title to the
            Subject Property to Purchaser, subject only to the Permitted Encumbrances in proper statutory form for recording together with documentary stamps affixed thereto.

                  ii. A standard  No-Lien  Affidavit  executed  by Seller  which shall be in recordable form and otherwise satisfactory to the Title Company in order to delete the standard printed exceptions relating to mechanics' liens and parties-in-possession.

                  iii. A duly executed  Bill of Sale  assigning and conveying to
            Purchaser title to the Complex and all of the Personal Property covered by this Agreement free and clear of all liens and encumbrances, except the Permitted Encumbrances.

                  iv. A duly executed  assignment or  assignments,  assigning to the Purchaser all subsisting assignable guaranties and warranties issued or made in connection with the construction, improvement, alteration or repair of any improvement comprising a part of the Subject Property and with respect to the Personal Property, together with copies of each such guaranty and warranty, if any.

                  v. All original Certificates of Occupancy,  licenses, permits, authorizations  and  approvals  required  by law and  issued  by all governmental and/or quasi-governmental authorities having jurisdiction and copies of all certificates of insurance and all other documents required pursuant to this Agreement, if, as and to the extent Seller has any of same within its possession.

                  vi. An  affidavit  requested  by the Title  Company  as may be necessary to insure the gap between the effective date of the Commitment to and through the date of the recordation of the Deed.

                  vii. The State of Florida Documentary Stamp Tax Return on Form
            DR219 ("Clerk's Certificate").

                  viii. Such other documents as shall be reasonably  required by the Title Company as called for or required under the terms of any title policy obtained or issued to the Purchaser. If any instrument, affidavit or deposit is required by the Title Company in order to obviate a defect in or objection or exception to title or that may be required to enable the Title Company to issue its title insurance, the following shall apply: (1) all such instruments and affidavits shall be in such form and contain such terms and conditions as may be required by said Title Company to satisfy said company sufficiently for it to specifically insure or omit any defect in or objection or exception to title; (2) any such deposit shall be made with the Title Company; and (3) Seller agrees to execute, acknowledge and deliver any such instrument and/or affidavit and to make any such deposit.

            (b) Purchaser shall deliver to Seller the Purchase Price adjusted for all appropriate prorated items, credits and adjustments provided for herein.

            (c) At the Closing, Seller and Purchaser shall mutually execute and deliver to each other a Closing Statement in customary form.

      15. ASSIGNMENT. Purchaser shall have the right to assign this Agreement without the prior written consent of Seller. In that regard, Seller agrees to accept such assignment upon receipt of a document evidencing same and agrees to acknowledge such assignee as the purchaser hereunder thereby releasing the Purchaser hereunder.

      16.   DEFAULT.

            16.1. In the event that Seller has complied with all terms and provisions required to be complied with by Seller hereunder and Seller is ready, willing and able to close but for the default of Purchaser and such default is not cured within ten (10) days after written notice by Seller to Purchaser specifying such default, then and upon the occurrence of all of the foregoing events, this Agreement shall be null, void and of no further force and effect and neither party shall have any further liability or obligation to the other hereunder. The parties acknowledge that this provision is the sole and only remedy of Seller.

            16.2. If: (1) Seller is unable to deliver good, insurable and marketable title to the Subject Property, subject only to the Permitted Encumbrances, as provided by this Agreement; or (ii) Seller shall have failed to comply with any obligations of Seller in this Agreement; or (iii) any of the representations and warranties made by Seller herein shall be in any material respect inaccurate; or (iv) Seller shall otherwise be in default of this Agreement, Purchaser shall have the right:

            (a) to cancel this Agreement by giving notice to Seller and this Agreement shall be deemed to be terminated as of the date of such notice; or

            (b) to take title subject to the defect, exception, objection, inaccuracy or failure (i) without diminution of the Purchase Price to the extent of a title defect arising prior to the effective date of the Commitment, and (ii) receive a credit against the Purchase Price in an amount equal to the cost of removing the defect, exception, objection or inaccuracy and any costs incurred by Purchaser in curing any such failure with respect to any defect arising after the effective date of the Commitment.

            If the provisions of Paragraph 16.2 are operative, Seller shall have the right to receive notice from Purchaser of the facts involved and Seller shall have an opportunity to cure the matter in question as follows: If the matter in question can be cured by the payment of money, Seller shall have ten
(10) days to effect such curing and if the matter in question cannot be cured by the payment of money, Seller shall have a reasonable time to use its best efforts to effectuate such curing not to exceed sixty (60) days. The Closing shall be extended during the period which Seller is attempting to cure any default as provided in this Agreement.

            In case of a lien or encumbrance affecting the Subject Property which can be removed prior to or at the time of Closing by payment of a liquidated amount, Seller covenants and agrees at Purchaser's request, to remove such lien or encumbrance prior to or at Closing so that the Subject Property can be conveyed to Purchaser free of same (or such lien can be satisfied out of Closing proceeds).

            None of the foregoing provisions of this Paragraph are intended to nor shall they limit or affect the Purchaser's right to an action for specific performance in the event of a refusal or failure by Seller to convey title to the Subject Property to Purchaser or otherwise comply with the terms and provisions of this Agreement.

            16.3. The parties further agree that in the event it becomes necessary for either party to litigate in order to enforce its rights under the terms of this Agreement, then, and in that event, the prevailing party shall be entitled to recover reasonable attorneys' and paralegal fees and the costs of such litigation, through and including all trial and appellate litigation.

      17. RISK OF LOSS. All risk of loss, damage or destruction of the Subject Property or any improvement thereon by fire, act of God or other casualty prior to the Closing shall be on Seller. Seller agrees to maintain existing fire and extended coverage insurance on the Subject Property and improvements thereon to and through the date of the Closing. If the improvements on the Subject Property are damaged by fire, act of God, or other casualty before the Closing and the same can be restored to substantially the same condition as now existing within a period of sixty (60) days following the Closing Date set forth herein, Seller may restore the improvements (at the Seller's expense) and the Closing shall be extended accordingly. If Seller elects not to restore the improvements within said sixty (60) day period, Purchaser shall have the option of: (i) taking the Subject Property as is, together with Seller assigning to Purchaser all rights under its insurance policies and all insurance proceeds, if any, without reduction in Purchase Price; or (ii) canceling this Agreement whereupon the parties shall be released of any further liability hereunder.

      18. CONDEMNATION OR EMINENT DOMAIN. In the event of any condemnation or eminent domain proceedings for any public or quasi-public purposes at any time prior to Closing resulting in a taking of any part or all of the Subject
Property, Seller shall immediately provide written notice thereof to Purchaser and, Purchaser shall have the option: (i) to cancel this Agreement, in which event this Agreement shall be terminated and the parties released of any further obligation hereunder; or (ii) to close the transaction contemplated by this Agreement, in which event the Purchase Price shall not be abated; provided, however, Seller shall cause any condemnation or eminent domain award to be assigned to Purchaser. Purchaser shall notify Seller of its election of (i) or
(ii) above within ten (10) business days of Purchaser's receipt of notice of any such condemnation or eminent domain proceedings. Seller agrees that it shall not enter into any settlement of any condemnation proceedings or eminent domain award without the prior written consent of the Purchaser.

      19. NOTICES. All notices of request, demand and other communications hereunder shall be addressed to the parties as follows:

      As to Seller:           Jerry's Marine Service of Fort Lauderdale, Inc.
                              100 S.W. 16th Street
                              Fort Lauderdale, Florida
                              Attn: Joe Lewis

      With a copy             B. Alan Dobbins, III, Esquire
                              2601 E. Oakland Park Boulevard
                              Fort Lauderdale, Florida 33304


      As to Purchaser:        Hirel Holdings, Inc.
                              650 S.W. 16th Terrace
                              Pompano Beach, Florida 33069
                              Attn: Michael Duggan

      With a copy to:         Ruden, McClosky, Smith, Schuster &
                              Russell, P.A.
                              200 East Broward Boulevard
                              Post Office Box 1900
                              Fort Lauderdale, Florida 33302
                              Attn:  John L. Shiekman, Esquire

unless the address is changed by the party by like notice given to the other parties. Notice shall be in writing, mailed certified mail, return receipt requested, postage prepaid and shall be deemed delivered when mailed or upon hand delivery to the address indicated. Notwithstanding the foregoing, notices, requests or demands or other communications referred to in this Agreement may be sent by Federal Express or other reputable overnight courier, but shall only be deemed to have been given when received.

      20. CONDITIONS. The occurrence of the following events or conditions or the written waiver thereof by Purchaser shall be conditions precedent to Purchaser's obligation to close the transaction contemplated by this Agreement, to-wit:

                  i. At Closing, the Subject Property and its present uses shall comply and shall have at all times prior to complied with all laws and requirements pertaining to environmental matters relating to the ownership, use and operation of the Subject Property, including but not limited to, the Clean Air Act, the Federal Water Pollution Control Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Toxic Substance Control Act and Florida Statutes, all as amended and/or modified (collectively referred to as "Environmental Requirements").

                  ii. At  Closing,  there shall be no  violations  of law or any other governmental and/or quasi-governmental ordinances, codes, orders, development or subdivision permits or requirements noted in, issued or threatened by any departments of building, fire, labor, health or other federal, state, county, municipal and/or other departments and/or governmental and/or quasi-governmental agencies having jurisdiction with respect to the Subject Property.

                  iii. The Closing of the transaction  contemplated by the Asset
            Agreement shall have occurred prior to or simultaneously with the Closing hereunder.

                  iv. At Closing,  the  representations and warranties set forth herein shall remain true and correct in all respects.

      The Purchaser shall, however, have the right to waive in writing, the conditions set forth in this Paragraph 20, in whole or in part. If such conditions have not been satisfied or waived, in whole or in part, on or prior to Closing, Purchaser shall have the right to (a) terminate this Agreement by giving written notice to Seller, whereupon the parties shall be released of all further obligations each to the other under this Agreement, or (b) proceed to Closing, whereby the condition not otherwise satisfied shall be deemed waived.

      21. EXECUTION DATE. The "date of the execution of this Agreement" shall mean the last day upon which it becomes fully executed by Seller and Purchaser.

      22. SURVIVAL. The representations, warranties, covenants and agreements set forth in and made pursuant to this Agreement shall survive the Closing and the execution and delivery of the documents described herein and shall not be merged therein, nor shall they be affected by any investigation or verification by any party hereto or by anyone on behalf of any party hereof.

      23. FURTHER ASSURANCES. Each of the parties hereto agree to execute, acknowledge and deliver and cause to be done, executed, acknowledged and delivered all such further acts, assignments, transfers and assurances as shall reasonably be requested of it in order to carry out this Agreement and give effect thereto. The parties hereto acknowledge that it is to their mutual benefit to have an orderly and efficient transfer of ownership as contemplated hereby. Accordingly, without in any manner limiting the specific rights and obligations set forth in this Agreement, the parties declare their intention to cooperate each with the other in effecting the terms of this Agreement.

      24. TIME IS OF THE ESSENCE. For purposes herein, the parties agree that time shall be of the essence of this Agreement and the representations and warranties made are all material and of the essence of this Agreement.

      25. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement, nor the intent of any provision hereof.

      26. NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

      27. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

      28. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

      29. GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the State of Florida and venue with respect to any litigation shall be Broward County, Florida.

      30. GENDER. All terms and words used in this Agreement regardless of the number and gender in which used, shall be deemed to include any other gender or number as the context or the use thereof may require.

      31. ENTIRE AGREEMENT. This Agreement contains and sets forth the entire understanding between Seller and Purchaser, and it shall not be changed, modified or amended except by an instrument in writing and executed by the party against whom the enforcement of any such change, modification or amendment is sought. This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

      32. RELATIONSHIP. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or any other relationship between Seller and Purchaser other than the relationship of a buyer and seller of real and personal property as set forth in this Agreement.

      33. POSSESSION. Possession of the Subject Property shall be delivered to Buyer at the Closing, free and clear of all tenancies, use agreements and possessory rights.

      34. MODIFICATION. This Agreement shall not be modified (and no purported modification thereof shall be effective) unless in writing and signed by the party to be charged.

      35. JOINT PREPARATION. The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

      36. RECORDING. The parties hereby agree that neither party shall record this Agreement or any memorandum of its terms without the prior written consent of the other party.

      37. RADON GAS. Radon gas is naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who were exposed to it over a time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information concerning radon and radon testing may be obtained from your public health unit.

      38. TERMINATION. In the event of the termination of the Asset Agreement by any party thereto pursuant to the terms thereof, this Agreement shall be automatically terminated and of no further force and effect.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WITNESS:                                  SELLER:

_______________________________     JERRY'S MARINE SERVICE OF FORT
Signature                                 LAUDERDALE, INC.

_______________________________     By:   /S/ Joseph E. Lewis, Jr.
Print Name                             -----------------------------------------
                                    Its:
                                        ----------------------------------------
                                    Printed Name: Joseph E. Lewis, Jr.
_______________________________                  -------------------------------
Signature
_______________________________
Print Name

                                          PURCHASER:

_______________________________     HIREL HOLDINGS, INC., a Florida
Signature                                 corporation

_______________________________     By:    /S/ Vincent Montelione
Print Name                             -----------------------------------------
                                    Its:       President
                                        ----------------------------------------
                                    Printed Name:     Vincent Montelione
                                                 -------------------------------
_______________________________
Signature

_______________________________
Print Name

                                 EXHIBIT "A"

                              LEGAL DESCRIPTION

                                 EXHIBIT "B"

                              SERVICE CONTRACTS